Exhibit 10.7

SHAREHOLDERS’ AGREEMENT

by and among

GeoPark Chile S.A.

GeoPark Chile Limited Agencia en Chile

and

LG International Corp.

Dated as of May 20th, 2011

i

This SHAREHOLDERS’ AGREEMENT (this “Agreement”) is dated as of May 20, 2011 and is by and among (1) GeoPark Chile S.A. a sociedad anónima organized under the laws of Chile (the “Company”), (2) GeoPark Chile Limited Agencia en Chile, an established and open branch under the laws of Chile of GeoPark Chile Limited, a company organized under the laws of Bermuda (“Agencia” or the “GeoPark Shareholder”), and (3) LG International Corp., a company organized under the laws of Korea with a registered address at LG Twin Towers, 20 Yoido-dong, Youngdungpo-gu, Seoul 150-721, Korea (the “LGI Shareholder”, and together with the GeoPark Shareholder, the “Shareholders” and together with the GeoPark Shareholder and the Company, the “Parties”).

RECITALS

WHEREAS, GeoPark Holdings Ltd., a Bermuda company (“GeoPark”) holds directly or indirectly 100% of the GeoPark Shareholder;

WHEREAS, as of the date hereof, GeoPark, the GeoPark Shareholder, the Company and the LGI Shareholder entered into a subscription agreement, pursuant to which the LGI Shareholder agreed to subscribe for a 10% equity interest in the Company at the Closing Date, as therein defined (the “Subscription Agreement”);

WHEREAS, in the Subscription Agreement, the LGI Shareholder, the Company and the GeoPark Shareholder agreed that within 10 Business Days as from the date hereof, the LGI Shareholder and the Company would enter into the Subscription Document, paying to the Company the Subscription Price and delivering to the LGI Shareholder the Subscription Shares, all of the foregoing as set forth in the Subscription Agreement;

WHEREAS, as of the date hereof, the shares of the Company are held entirely by the GeoPark Shareholder, except for one share held by GeoPark S.A., an indirect, wholly-owned subsidiary of GeoPark;

WHEREAS, the Parties desire to enter into this Agreement in order to set forth their respective rights and obligations in connection with their investments in the Chile Business, to agree upon certain decision making mechanisms and to provide for certain rights and obligations with respect thereto as hereinafter provided; all of which shall be in accordance with applicable Law.

NOW THEREFORE, the Parties hereby agree as follows:

ARTICLE I.
Definitions and Rules of Construction

SECTION 1.01. Definitions.  Capitalized terms used in this Agreement shall have the meanings ascribed to them in Schedule 1.01 and elsewhere in this Agreement.

SECTION 1.02. Rules of Construction.  (a) Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement.

(b)                                 If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The term “includes” or “including” shall mean “including without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear.

(c)                                  Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(d)                                 The Parties acknowledge that each Party and its attorney has reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

(e)                                  The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

(f)                                   Unless otherwise specifically stated, all references to currency herein shall, be to, Dollars. References to US$ or Dollars shall, to the extent any payments related to this Agreement are denominated in Chilean Pesos, be deemed to be converted into U.S. Dollars at the Dólar Observado Exchange Rate in effect as of the date of payment.

(g)                                 All accounting terms used herein and not expressly defined herein shall have the meanings given to them under IFRS.

ARTICLE II.
Purpose of the Company

SECTION 2.01. Purpose of the Company.  Anything in the Bylaws to the contrary notwithstanding, the Shareholders agree to limit the business of the Company to the conduct and further development of an Oil and Gas Business in Chile, directly or through one or more subsidiaries.  In particular, the primary objective of the Company shall be to operate and develop its existing assets and grow and expand the Chile Business by acquiring upstream oil and gas assets and projects in Chile.

ARTICLE III.
Representations and Warranties

Each of the Parties represents and warrants to the other Parties as follows:

SECTION 3.01. Organization and Existence.  It is duly organized and validly existing in its jurisdiction of organization.  It is duly qualified or licensed to do business in each other jurisdiction where the actions required to be performed by it hereunder makes such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on its ability to consummate the transactions contemplated hereby or perform its obligations hereunder.

SECTION 3.02. Authorization.  The execution, delivery and performance by it of this Agreement and the consummation by it of the transactions contemplated hereby are within its corporate powers and have been duly authorized by all necessary corporate action on its part.  It has duly executed and delivered this Agreement.  This Agreement constitutes (assuming the due execution and delivery by the other Parties) its valid and legally binding obligation, enforceable against it in accordance with its terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

SECTION 3.03. No Prohibitive Litigation.  No legal action, suit, arbitration, governmental investigation or other legal, judicial or administrative proceeding is pending or, to its Knowledge, threatened, against it or any of its Affiliates, which seeks to prevent or delay the transactions contemplated hereby.

SECTION 3.04. Consents.  No Consent of, or Filing with, any Governmental Entity which it has not obtained or made is required to be obtained or made by it in connection with its execution and delivery of this Agreement and its consummation of the transactions contemplated hereby, other than such Consents and Filings the failure of which to obtain or make would not reasonably be expected to result in a material adverse effect on its ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

SECTION 3.05. Non-contravention.  Its execution, delivery and performance of this Agreement does not, and its consummation of the transactions contemplated hereby will not (i) contravene or violate any provision of its organizational or constitutional documents or (ii) contravene or violate, in any material respect, any provision of, or result in the termination or acceleration of, or entitle any party to accelerate any material obligation or indebtedness under, any mortgage, lease, franchise, license, permit, agreement, instrument, law, order, arbitration award, judgment or decree to which it is a party or by which it is bound.  Its execution, delivery and performance of this Agreement does not, and its consummation of the transactions contemplated hereby will not, (i) contravene or violate any provision of its organizational documents or (ii) contravene or violate any provision of, or result in the termination or acceleration of, or entitle any party to accelerate any obligation or indebtedness under, any mortgage, lease, franchise, license, permit, agreement, instrument, law, order, arbitration award, judgment or decree to which it is a party or by which it is bound, except for any such items which would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on its ability to consummate the transactions contemplated hereby.

SECTION 3.06. Litigation.  There are no Claims pending or, to its Knowledge, threatened, against or otherwise relating to it or any of its Affiliates before any Governmental Entity or any arbitrator, that would, individually or in the aggregate, reasonably be expected to result in a material adverse effect on its ability to perform its obligations hereunder or consummate the transactions contemplated hereby.  It is not subject to any judgment, decree, injunction, rule or order of any Governmental Entity or any arbitrator that prohibits the consummation of the transactions contemplated by this Agreement or would, individually or in the aggregate, reasonably be expected to result in a material adverse effect on its ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

SECTION 3.07. Compliance with Laws.  (a)  It has in all material respects complied with all applicable Laws, regulatory rules, including, without limitation, anti-bribery laws, anti-money laundering laws, regulations, licenses, permits and approvals which are material to its business activities; and has not received any notice which, after receipt or lapse of time or both, would constitute a material non-compliance with any applicable Law, regulatory rule, license, permit or approval.

(b)                                 In connection with any of the transactions contemplated in this Agreement or the Chile Business, neither it nor any of its Affiliates or it or their directors, officers, consultants, employees, agents or other representatives (nor any person acting on behalf of any of the foregoing) has directly, or indirectly through a third-party intermediary (1) offered, authorized or made any payment in cash or in kind of anything of value, or provided any benefit whatsoever, to any official, representative or employee of a government, Governmental Entity or instrumentality, or public international organization, or to any political party or candidate for public office, for purposes of influencing official actions or decisions or securing any improper advantage in order to obtain or retain business, or other corrupt purpose, or (2) to its knowledge, entered into any transactions that either promoted or involved the proceeds of unlawful criminal activity.

ARTICLE IV.
Board; Approval of certain matters; Conflict with by-laws; Management and Secondment

SECTION 4.01. Board of Directors.  (a)  The day-to-day operations of the Company shall be supervised by its board of directors (the “Board”).  There shall be four (4) members of the Board (each, a “Director”) and each Director shall have one alternate for a total of four (4) alternates (each, an “Alternate Director”), each of whom shall each have the authority to act in the absence of his respective Director.  For so long as the LGI Shareholder holds at least 5% of the voting share capital of the Company, the LGI Shareholder shall have the right to nominate one (1) Director and such Director’s Alternate Director and the GeoPark Shareholder shall have the right to nominate the remaining Directors and Alternate Directors.  The nominating Shareholder shall have the right to nominate replacements for any Director or Alternate Director it nominated to the Board who resigns or is removed, and shall nominate such replacements in a timely manner.

(b)                                 The Shareholders agree to promptly take all action necessary to appoint any individuals nominated by a Shareholder to be a Director or Alternate Director in accordance with Section 4.01(a) above so that such appointment (i) is duly and validly authorized by all necessary corporate action on the part of the Company and the Shareholders; and (ii) is not prohibited by, does not violate any provision of, and will not result in the breach of, or accelerate or permit the acceleration of the performance required by the terms of (a) any applicable Law, (b) the Bylaws, or (c) any other material contract,  indenture, agreement or commitment to which the Company is bound.

(c)                                  The Directors and Alternate Directors shall receive no compensation from the Company, unless the Shareholders decide otherwise.

(d)                                 In case a Director does not comply with the provisions of this Agreement, the Bylaws or applicable Law, the nominating Shareholder agrees to exercise its lawful powers and all reasonable efforts to cause such Director to resign or agrees to support and vote for his removal.

SECTION 4.02. Approval of Certain Matters.  (a) Voting Power. Notwithstanding any other provision in this Section 4.02, the Shareholders agree that the effective voting power of a Shareholder in the Company, and the voting power of the Director or Directors nominated by such Shareholder shall be commensurate with such Shareholder’s equity interest in the Company, and the Shareholders agree to adopt such measures, from time to time, as necessary or appropriate to implement this principle; provided, however, that the following matters shall require consent (by affirmative vote or otherwise) either by the LGI Shareholder or by the Director nominated by the LGI Shareholder, as applicable:

(i)                                    amendment of the constituent documents of the Company in a manner inconsistent with this Agreement, subject to the requirements of applicable Law;

(ii)                                removal of the Director nominated by the LGI Shareholder;

(iii)                            any decision for the Board to meet less frequently than as set forth in this Agreement;

(iv)                             any decision to restrict the LGI Shareholder’s access to information or reporting in manner inconsistent with this Agreement;

(v)                                 any other decision inconsistent with this Agreement;

(vi)                             any decision to terminate or permanently or indefinitely suspend operations on or surrender the Blocks (such consent not to be unreasonably withheld if the decision is in the best interests of a Relevant Company), other than, for the avoidance of doubt, any such decision (1) to relinquish part of the Blocks as required under the terms of the titles or concessions for such Blocks, or (2) required by law;

(vii)                         in the event a Block Valuation is established pursuant to Section 4.03, any decision to sell such Block at a price more than 15% below such Block Valuation, such consent not to be unreasonably withheld, other than to a party that it is an Affiliate to the GeoPark Shareholders, in which case consent of LGI will always be required;

(viii)                     except for a financing for the benefit of a Relevant Company, any decision to create a security interest over the Blocks, if such a decision becomes allowed by applicable Law, such consent not to be unreasonably withheld;

(ix)                             any decision to wind up or liquidate the Company, such consent not to be unreasonably withheld;

(x)                                 any decision to lend funds to any Shareholder or its Affiliate (other than a Relevant Company), including any renewal, extension, rescheduling or write-off with respect thereto, as well as any decision relating to the collection thereof in the event of non-payment for more than 6 months, except as provided in Section 4.05(e);

(xi)                             any decision to change the dividend, voting or any other rights attached to any of the Shares which gives preference to or discriminates against other Shares or holders of Shares (other than with respect to new Shares to which the preemption rights set forth in Section 5.01 apply) and

(xii)                         any other decision which, under applicable Law, requires the affirmative vote of the LGI Shareholder, such consent not to be unreasonably withheld.

(b)                                 General Delegation to Board.  The Shareholders agree that the shareholders of the Company shall decide only such matters as applicable Law requires be decided by them, and that all other matters shall be delegated to the Board (subject to the provisions of Article V in the event a decision requires Shareholder or external funding and subject to any decision by the Board to refer a matter to the shareholders for decision or ratification) including, to the extent not prohibited by applicable Law (in which event, for the avoidance of doubt, the Shareholders agree to cause a meeting of the shareholders of the Company to take the corresponding decision in support of the relevant Board decision):

(i)                                    approval of annual work programs and budgets including, without limitation, any decision to operate a second rig in Chile to accelerate drilling to increase cash flows;

(ii)                                negotiate and approve mechanisms for funding work programs and budgets, in order to ensure smooth continuity of operations, including without limitation by means of debt financing (where available on terms acceptable to the Board), cash calls and equity offerings;

(iii)                            recovery mechanisms for overhead costs (manpower and other costs) incurred by GeoPark or its Affiliates on an on-going basis to provide services to the Chile Business;

(iv)                             negotiate and approve mechanisms for funding overhead, new acquisitions, and other Chile Business expenditures, including by means of raising capital through debt or equity;

(v)                                 appoint and remove executive managers (subject to the right of the GeoPark Shareholder to nominate such managers, in accordance with Section 4.04);

(vi)                             raising equity or debt capital; and

(vii)                         periodic reporting to Shareholders (subject to the requirements of Section 9.02).

(c)                                  Shareholder Meetings and Resolutions.  Subject to more restrictive mandatory requirements prescribed by applicable Law, if any, the Shareholders agree that:

(i)                                    ordinary shareholder’s meetings shall be held at least once each calendar year before the 30th of April;

(ii)                                an extraordinary shareholders’ meeting may be convened by any Shareholder holding 10% or more of the total outstanding voting Shares;

(iii)                            each Shareholder shall be notified in writing before any meeting of the shareholders of the Company no less than 30 calendar days in advance unless such Shareholder waives notice in respect of that meeting, which waiver each Shareholder hereby agrees not to unreasonably withhold;

(iv)                             a quorum for a meeting of the Company shareholders shall be established by the attendance of shareholders holding at least 50% of the total outstanding voting Shares, in person or by proxy;

(v)                                 at a meeting of the shareholders of the Company, resolutions shall be adopted by the affirmative vote of at least 50% of the voting Shares represented at such meeting, in person or by proxy;

(vi)                             meetings will be held in English and any communications, minutes or resolutions in respect of meetings will also be in English, to the extent permissible by Law; and

(vii)                         the shareholders of the Company may make decisions by written resolution in lieu of a meeting, to the extent permitted by the applicable Law.

(d)                                 Board Meetings and Resolutions.  Subject to more restrictive mandatory requirements prescribed by applicable Law, if any, the Shareholders agree that:

(i)                                    ordinary meetings of the Board shall be held at least once every six months;

(ii)                                extraordinary meetings of the Board shall be held no less frequently than as required by applicable the Law;

(iii)                            notice for each meeting of the Board shall include all detail required by applicable Law;

(iv)                             a quorum for a meeting of the Board shall require the attendance in person or by telephone of at least the absolute majority of the Directors in office (which may include a corresponding Alternate Directors for each absent Director);

(v)                                 each of the Shareholders shall undertake all reasonable commercial efforts to ensure the attendance by the Directors it nominated, or such Director’s Alternate Director, as the case may be, to all the duly noticed meetings of the Board;

(vi)                             meetings will be held in English and any communications, minutes or resolutions in respect of meetings will also be in English, to the extent permissible by Law; and

(vii)                         in order to be validly adopted by the Board, resolutions shall require the affirmative vote of at least a majority of the Directors in attendance.

SECTION 4.03. Block Valuation Right.  In the event that a majority of the Directors votes in favor of the sale of a Block and the Director appointed by the LGI Shareholder votes against such sale and requests that the Board identify and appoint an independent, internationally reputable investment bank, accounting firm or other qualified appraiser, who is independent of both GeoPark and LGI (the “Appraiser”) to determine a reasonable and fair sale price for the Block (the “Block Valuation”).  The Parties agree to cooperate to cause the Appraiser to complete the Block Valuation as soon as possible but not later than sixty (60) days after such appointment.  The LGI Shareholder shall pay all costs of the Appraiser and reimburse the Company for other costs incurred in connection with the Block Valuation if the Block Valuation is not more than 15% higher than the sale price approved by the majority of the Directors.

SECTION 4.04. Executive Management.  Executive management shall be responsible for the day-to-day operations of the Company and the Chile Business and shall be designated by the Board.  Except as expressly provided herein or required by applicable Law, GeoPark Shareholder shall have the right to nominate all members of executive management, and the Shareholders shall exercise their powers to cause such action to be taken to effect their appointment in accordance with applicable Law.

SECTION 4.05. Related Party Transactions.  (a) All transactions  between (1) a Relevant Company and (2) a Shareholder or a Shareholder’s Affiliate, other than another Relevant Company (each, a “Related Party Transaction”) shall be subject to the provisions of this Section 4.05.

(b)                                 Related Party Transactions in the form of loans from a Relevant Company shall require unanimous Board approval in accordance with Section 4.02(a) unless exempted pursuant to Section 4.05(e).  In connection with any amounts owed to the Company by the Shareholders or any Affiliate thereof that are not paid when due according to the terms applicable to such amounts, the corresponding Shareholder shall indemnify the other Shareholder (in proportion to its shareholding) for any damage suffered by the Company that may arise as a consequence of such failure of payment, unless such Shareholder takes necessary actions to pay or extinguish such debt within a reasonable timeframe, which will not exceed 6 months as from the day such debt obligation became overdue.

(c)                                  All other Related Party Transactions shall be on an arm’s length basis and shall be subject to simple majority approval by the Board and a list of Related Party Transactions with a reasonable description thereto will be provided by the Company annually to the Shareholders.

(d)                                 Unless otherwise provided in this Agreement, a Director shall not be restricted from voting for resolutions regarding Related Party Transactions in which such Director or the Shareholder nominating such Director, or any Person related to such Director or Shareholder, is a party or has an interest, except if such a restriction is or becomes a requirement of applicable Law.  In the event applicable Law disqualifies a majority of the Directors from voting on a matter, such matter shall be referred to the Shareholders for resolution and the LGI Shareholder agrees to attend the shareholders’ meetings to be held in connection therewith, with a prior notice in this case not shorter than five business days, as the GeoPark Shareholder may from time to time request.  However, subject to the rights of the LGI Shareholder under this Agreement, and other than in respect of those matters within the discretion of the LGI Shareholder under this Agreement (including those veto rights available in Section 4.02), to the extent an approval by the Shareholders is required by Law for a Related Party Transaction, the LGI Shareholder shall vote approving such transaction or shall fail to attend to the meeting, as the GeoPark Shareholder may request.

(e)                                  The following Related Party Transactions do not require unanimous approval of the Board and are otherwise exempt from the provisions of Section 4.02(a):

(i)                                    transactions relating to the amounts of the intercompany balances set forth in Schedule 4.05(e)(i) hereof, such as extensions, renewals, repayments, and set-offs, except for (X) transactions that extend the date of repayment of any such balance (as indicated in Schedule 4.05(e)(i)) by more than 2 (two) years or (Y) more than one extension of a balance’s repayment date so long as the terms and conditions of the intercompany balances are not materially changed;

(ii)                                Service Level Agreements;

(iii)                            transactions for the recovery of overhead expenses by GeoPark or an Affiliate of GeoPark from a Relevant Company, provided that (1) on an aggregate annual basis, such recovery does not exceed two percent (2%) of the sum of the total costs and expenses (including operation expenses (OPEX), general and administrative expenses (G&A), geosciences expenses (G&G) and other expenses as well as all capital expenditures) of the Relevant Companies on a consolidated basis, and (2) each proposed overhead cost recovery is presented to the Board for approval as to reasonableness no less frequently than annually;

(iv)                             transactions between GeoPark Fell SpA and Agencia, in respect of a transfer to Agencia and corresponding debt obligation to GeoPark  Fell Spa, up to a maximum aggregate amount of US$ 95,000,000 (Ninety-five million Dollars), plus proceeds from any Additional Notes  that may be issued from time to time, up to an aggregate of US$ 30,000,000 (Thirty Million Dollars), in accordance with the loan agreement made by Agencia substantially in the form of Schedule 4.05(e)(iv) (the “Fell Loan Agreement”);

(v)                                 transactions between the Company and Agencia up to US$ 41,440,000 (Forty-one Million Four Hundred Forty Thousand Dollars), in accordance with an acknowledgement of debt made by

Agencia substantially in the form of Schedule 4.05(e)(v) (the “Company Debt Instrument”); and

(vi)                             payment by GeoPark Fell SpA to GeoPark of US$ 3,560,000 (Three Million Five Hundred Sixty Thousand Dollars) in payment of its debt obligation for such amount, as described in Item (v) under “Intercompany Payables of GLC” in Schedule 4.05(e)(i).

(f)                                   Within 60 days from the Closing, the Parties shall negotiate in good faith and lay out a process in writing of actions to be taken if, within the 30 days before maturity of the Indenture, Agencia does not pay off the Fell Loan Agreement.

(g)                                 In the event of a default under the Indenture accelerating repayment of the Notes and, if applicable, Applicable Notes, LGI, Company or GeoPark Fell SpA shall have the right to pay off the Notes and, if applicable, the Applicable Notes and assume the security under the Indenture, upon which GeoPark shall execute an agreement guaranteeing repayment to the paying party of such amounts on the same terms as set forth in Fell Loan Agreement (Schedule 4.05(e)(iv)).

SECTION 4.06. Secondment Program.  The LGI Shareholder shall have the right to second employees to the Company (each, a “Secondee”).  Each Secondee shall report to the Company’s executive management, or someone specially designated by the executive management, and occupy positions reasonably determined by the Company’s executive management.  For so long as the LGI Shareholder holds at least 5% of the voting share capital of the Company the number and frequency of Secondees shall be reasonably agreed between the LGI Shareholder and the Company, and shall be no fewer than two (2) at any point in time. The Company shall bear the reasonable costs of two Secondees, with a salary commensurate to secondee’s level of skill and experience for similar Company employees.  All other costs and benefits shall be borne solely by the LGI Shareholder.

SECTION 4.07. Bylaws; No Conflict with Agreement.  Each Shareholder shall vote all Shares held by such Shareholder, and shall take all actions necessary, to ensure that the Bylaws do not, at any time, conflict with the provisions of this Agreement to the extent permitted by the Law.

ARTICLE V.
Pre-emptive Rights; LGI Line of Credit; Dividends; Annual Funding; Recovery Mechanism.

SECTION 5.01. Pre-emptive Rights.  Should the Company approve a capital increase, each Shareholder shall have a right to underwrite or purchase newly issued Shares pertaining thereto in an amount proportionate to the Shareholder’s current holdings, in accordance with the provisions of applicable Law.  Any of such Shares not subscribed by one Shareholder will be offered to the other Shareholder prior to any offering of such Shares to any Third Party Buyer.

SECTION 5.02. Shareholder Funding Requirements.  Unless expressly provided in this Agreement, no Shareholder shall be required to exercise its pre-emptive rights, or otherwise provide further funding to the Company or the Chile Business.  If a Shareholder elects not to exercise such pre-emptive right fully, or otherwise provide further funding to the Company or the Chile Business such Shareholder’s interests shall be correspondingly diluted in accordance with applicable Law.  The minimum price for each newly issued share to be offered by the Company, will be reasonably determined by the Board in good faith, using customary valuation practices in accordance with the Law.

SECTION 5.03. LGI Line of Credit.  The LGI Shareholder shall have the option but not the obligation, in its absolute discretion, to make available to the Company (either directly or through its Affiliates) credit facilities as the LGI Shareholder and the Company may from time-to-time agree.

SECTION 5.04. Dividends.  The Shareholders agree to vote their Shares and otherwise to cause the Company to declare dividends only after allowing for retentions to meet anticipated future investments, costs and obligations, as the Board shall decide.

SECTION 5.05. Additional Ten Percent.  The Shareholders have the intention to negotiate the terms and conditions for an acquisition by the LGI Shareholder of an additional 10% (ten per cent) of the share capital of the Company at a price that is an agreed premium to the Purchase Price paid under the Subscription Agreement, which acquisition will take place before the earlier of Dec. 31, 2011 or the date of any public offering GeoPark and its subsidiaries.

ARTICLE VI.
Transfer Rights and Restrictions

SECTION 6.01. Endorsement of Certificates.  (a)  In addition to any other legend which the Company may deem advisable under applicable securities laws, every certificate representing outstanding Shares shall include the following legend:

THE HOLDER OF THIS CERTIFICATE IS SUBJECT TO, AND THIS CERTIFICATE IS TRANSFERABLE ONLY UPON COMPLIANCE WITH, THE RESTRICTIONS AND PROVISIONS OF THE SHAREHOLDERS’ AGREEMENT, DATED AS OF MAY 20, 2011 TO WHICH THE COMPANY IS A PARTY.  A COPY OF THE SHAREHOLDERS’ AGREEMENT IS ON FILE AT THE OFFICES OF THE COMPANY, NUESTRA SEÑORA DE LOS ANGELES 179, LAS CONDES, SANTIAGO, CHILE, AND IS AVAILABLE TO PROSPECTIVE PURCHASERS OR TRANSFEREES UPON REQUEST.  NO PERSON SHOULD PURCHASE OR OTHERWISE ACQUIRE SHARES OF STOCK IN THE COMPANY WITHOUT BECOMING FAMILIAR WITH AND AGREEING TO BE BOUND BY THE TERMS OF THE SHAREHOLDERS’ AGREEMENT.

(b)                                 All certificates representing Shares outstanding or hereafter issued to or acquired by any Shareholder or its or his successor thereto shall bear the legend set forth above.  In addition, such legend shall appear in the Company’s Share Registry.

SECTION 6.02. Consent to Terms of Shareholders’ Agreement.  Unless waived in writing by the other Shareholder,

(a)                                 each Shareholder (each, a “Transferring Shareholder”) agrees that it will not, directly or indirectly, offer, sell, transfer, assign, give, donate, or in any manner dispose of any of its Shares (in each case, a form of “Transfer”) to any Person (each, a Proposed Transferee”), except in compliance herewith; and

(b)                                 the Company shall not register any Transfer of Shares to any Proposed Transferee, and no Proposed Transferee shall become an owner of record of any Shares, through purchase or transfer, unless such Proposed Transferee agrees prior to such Transfer to execute, and does execute, a counterpart of this Agreement and agrees to be bound by the provisions hereof, and the Company and each Shareholder has received a counterpart of this Agreement signed by such Proposed Transferee.

SECTION 6.03. Transfers to Affiliates.  Subject to the terms of Section 6.01 and Section 6.02 and subject to notice to the other Shareholder and notwithstanding any other provisions of this Article VI, each Shareholder may Transfer any of its Shares to an Affiliate for purposes of a Reorganization; provided, however, that this Section 6.03 shall not be applied in circumvention of the purposes of the Transfer restrictions.  In such case, the Transferring Shareholder and its Transferee shall be jointly and severally liable for the performance of their obligations hereunder, unless released by the other Shareholder, such release not to be unreasonably withheld.  The LGI Shareholder agrees that Agencia shall be released upon a Transfer of all of its Shares in the Company to its wholly owned subsidiary, GeoPark S.A., provided that GeoPark S.A. has joined this Agreement in accordance Section 6.02(b).

SECTION 6.04. Right of First Offer.  (a)  Offer.  If, at any time, a Transferring Shareholder desires to Transfer all or any part of its Shares in the Company, such Transferring Shareholder (the “Offeror”) shall submit a written offer (the “Offer”) to Transfer such Shares (collectively, the “Offered Shares”) to the other Shareholder (the “Offeree”) on terms and conditions, including price, not less favorable to the Offeree than those on which the Seller proposes to sell such Offered Shares.  The Offer shall be delivered by notice and shall disclose the Offered Shares proposed to be sold, the total number of Shares owned by the Transferring Shareholder, the terms and conditions, including price, of the proposed sale, and any other material facts relating to the proposed sale.  The Offer shall further state that the Offeree may acquire, in accordance with the provisions of this Agreement, all of the Offered Shares for the price and upon the other terms and conditions, including deferred payment (if applicable), set forth therein. In the event that the Offer involves consideration in a non-cash form, the Offeree may offer a cash price equal in value to the non-cash assets contemplated by the Offer, such value to be determined by an independent qualified appraiser, proposed by Offeror and reasonably acceptable to Offeree, the fees of which appraiser shall be paid by the Offeror.

(b)                                 Election to Purchase; Closing.  If the Offeree elects to purchase the Offered Shares on the Offer terms, the Offeree shall notify the Offeror of its election to purchase (“Purchase Notice”) within 30 days of the date the Offer was made (“Acceptance Period”).  Such Purchase Notice shall, when taken in conjunction with the Offer, be deemed to constitute a valid, legally binding and enforceable agreement for the sale and purchase of the Offered Shares. Sale of the Offered Shares to the Offeree pursuant to this section shall be made at 12:00 PM at the offices of the Company, 15 (fifteen) Business Days following the date the Offeree’s notice to purchase.  Such sale shall be effected by the Offeror’s delivery to the Offeree of a certificate or certificates evidencing the Offered Shares to be purchased by it together with an executed agreement for transfer.

(c)                                  Sale Upon Election Not to Purchase.  Upon expiration of the Acceptance Period, without the Offeror having received a Purchase Notice from the Offeree, the Offeror is free to Transfer the Offered Shares to a Proposed Transferee, within the immediately subsequent ninety (90) Business Days on terms and conditions, including price, not more favorable to the Proposed Transferee than those on which the Offeror proposes to sell such Offered Shares to the Offeree; provided, that the Transferring Shareholder has notified the other Shareholder as to (i) the identity of the Proposed Transferee, and (ii) the Person or Persons, if any, that control such Proposed Transferee, and the other Shareholder has notified the Transferring Shareholder that it has no objection thereto.  The other Shareholder will not be entitled to object to the Transfer unless it reasonably considers, acting in good faith, that the Proposed Transferee is not of good reputation or is a direct competitor of the Company. The other Shareholder must provide notice of its acceptance or rejection of the Transfer within 15 (fifteen) Business Days of receiving the notice from the Offeror described above.

(d)                                 Any Proposed Transferee of the Shares issued to the LGI Shareholder shall enjoy the rights given to the LGI Shareholder in Sections Section 4.01(a), Section 4.02(a), Section 4.03, Section 4.05, Section 4.06, Section 5.01, Section 5.05, Section 6.05, Section 8.02, and Section 9.02 only if and as long as such Proposed Transferee is an Affiliate of the LGI Shareholder.

(e)                                  If the Offeror does not carry out its Transfer within the ninety (90) days period referred to above or else withdraws its offer or introduces any changes thereto, the Offered Shares may not be sold, assigned or transferred unless previously offered preemptively to the Offeree once again, pursuant to this Section 6.04.  Any Offered Shares that go unsold within such period of time shall continue subject to the requirements of this Section 6.04.

SECTION 6.05. Tag-Along Rights.  (a)  Notwithstanding anything to the contrary in this Agreement, if the GeoPark Shareholder proposes to Transfer any Shares to a Third Party Buyer as permitted by the terms of this Agreement, the GeoPark Shareholder shall notify the LGI Shareholder in writing of such proposed sale and the terms and conditions thereof.  The LGI Shareholder shall thereafter have twenty (20) Business Days in which to notify GeoPark of their election to exercise its rights to participate on a pro rata basis (based on the percentage of issued and outstanding Shares then owned by the LGI Shareholder) in such proposed sale by the GeoPark Shareholder (the “Tag-Along Right”).

(b)                                 If as a result of the LGI Shareholder exercising its Tag Along Right the LGI Shareholder’s voting share capital would be less than 5% of the voting share capital of the Company, the LGI Shareholder may elect to exercise its Tag Along Right in respect of all of the issued and outstanding Shares then owned by the LGI Shareholder.

(c)                                  If the LGI Shareholder notifies the GeoPark Shareholder of its intention to exercise such Tag-Along Right, then (i) the GeoPark Shareholder shall allow the LGI Shareholder to sell its Shares as part of the proposed Transfer pro rata according to the number of Shares held by the GeoPark Shareholder and the LGI Shareholder, respectively, and (ii)

GeoPark agrees not to Transfer any Shares to such Third Party Buyer unless the Third Party Buyer agrees to accept from the LGI Shareholder such Shares as the LGI Shareholder requests to be included in such Transfer in accordance with the terms of this Section 6.05.

SECTION 6.06. Exceptions to Tag-Along Rights.  The provisions of Section 6.05 shall not apply to any of the following Transfers (however, each such Transfer shall be obligated to comply with the provisions of Section 6.01, Section 6.02, and Section 6.03 of this Agreement):

(a)                                 From the GeoPark Shareholder (i) to any Person within the GeoPark Group or any of its Related Persons or (ii) to any Person which is an Affiliate of GeoPark;

(b)                                 Pursuant to an approved merger of the Company or approved sale of all or substantially all Shares; and

(c)                                  From the GeoPark Shareholder to a third party if such transaction, together with all related transactions, does not result in the Transfer of more than twenty-five percent (25%) of all the issued and outstanding Shares (measured on a fully diluted basis).

SECTION 6.07. Drag-Along Rights.  (a)  Anything in this Agreement to the contrary notwithstanding, if the GeoPark Shareholder proposes to Transfer 100% of its Shares to a Third Party Buyer as permitted by the terms of this Agreement, the GeoPark Shareholder shall notify the LGI Shareholder in writing of such proposed sale, the terms and conditions thereof and provide documentary evidence of the identity of such Third Party Buyer and its relationship to the GeoPark Shareholder.  Subject to the conditions stated below, the GeoPark Shareholder shall have the right (a “Drag-Along Right”) to force the LGI Shareholder to participate in the Transfer of Shares to the Third Party Buyer on the same terms and conditions upon which the GeoPark Shareholder participates in such Transfer to the Third Party Buyer.

(b)                                 The GeoPark Shareholder’s Drag-Along Right is subject to the following conditions:

(i)                                    the proposed transaction involves a Bona Fide Offer pursuant to an arm’s-length transaction between the GeoPark Shareholder and a Third Party Buyer which is not an Affiliate of the GeoPark Shareholder; and

(ii)                                the consideration paid by the Third Party Buyer must be cash or, if not in cash, the GeoPark Shareholder may instead offer the LGI Shareholder cash consideration equal in value to the non-cash assets contemplated by the Offer, such value to be determined by an independent qualified appraiser, proposed by the GeoPark Shareholder and reasonably acceptable to the LGI Shareholder, the fees of which appraiser shall be paid by the GeoPark Shareholder. Subject to the foregoing, all Shareholders shall receive the same amount and type of consideration per Share in such Transfer (unless the Shareholders otherwise agree in writing).

The GeoPark Shareholder must have presented a certificate attesting to the commercial relationship between the GeoPark Shareholder and the Third Party Buyer, attaching all material commercial agreements between them.

SECTION 6.08. Exception to Drag-Along Rights.  The provisions of Section 6.07 shall not apply to any transfer from the GeoPark Shareholder (i) to any Person within the GeoPark Group or any of its Related Persons or (ii) to any Person which is an Affiliate of the GeoPark Shareholder.

SECTION 6.09. Withdrawal.  Each Shareholder agrees that, except with the written consent of the other Shareholder, it shall not exercise any right it may have under applicable Law, to withdraw from the Company, redeem its Shares, or otherwise transfer its Shares to the Company, including but not limited to its rights under Article 69 of the Corporations Act of Chile.  In the event a Shareholder breaches this Section 6.09, in addition to any other remedy under contract or applicable Law, and, to the extent not prohibited by applicable Law, the Company may offset and deduct any Damages or other loss suffered by the Company from such breach from the amount owed to such Shareholder in respect of such withdrawal, transfer or redemption of its Shares.

ARTICLE VII.
Termination of Shareholders’ Agreement

SECTION 7.01. Termination of Shareholders’ Agreement.  (a)  Each Shareholder shall retain its rights hereunder for so long as such Shareholder (together with its Affiliates) no longer holds any Shares or of the Company’s Affiliates.  Each Shareholder shall remain obligated to perform its obligations hereunder until released in writing by the other Parties hereto, or until this Agreement terminates, subject to the provisions of this Article VII.

(b)                                 This Agreement shall terminate upon the earlier to occur of:

(i)                                    any Shareholder holding 100% of the issued Shares of the Company; or

(ii)                                a resolution is passed for the winding up or dissolution of the Company; or

(iii)                            a receiver, administrator or administrative receiver is appointed over the whole or any part of the assets of the Company or the affairs, business and property of the Company is to be managed by a supervisor under any arrangement made with the creditors thereof; or

(iv)                             at such time as all Shareholders of record unanimously agree in writing to terminate this Agreement; or

(v)                                 upon delivery of a notice of termination by a Shareholder (the “Terminating Shareholder”) following a material breach by the other Shareholder (the “Shareholder in Breach”), in the event that (x) such material breach was not cured within forty-five (45) days after the Terminating Shareholder provided the Shareholder in Breach of a notice reasonably detailing the basis for such breach and (y) such breach continued to be uncured at the time of dispatch of the notice of termination; or

(vi)                             upon delivery of a notice of termination of the Subscription Agreement pursuant to Section 8.05 thereof by any of the parties thereto; or

(vii)                         upon delivery of a notice of termination by a Terminating Shareholder, in the event a petition is presented or a proceeding is commenced or an order is made or an effective resolution is passed for the winding-up, insolvency, administration, reorganization, reconstruction, dissolution or bankruptcy of the other Shareholder or for the appointment of a liquidator, receiver, administrator, trustee or similar officer of the other Shareholder or of all or any part of its business or assets; if the other Shareholder stops or suspends payments to its creditors generally or is unable or admits its inability to pay its debts as they fall due or seeks to enter into any composition or other arrangement with its creditors or is declared or becomes bankrupt or insolvent; or if a creditor takes possession of all or any part of the business or assets of the other Shareholder or any execution or other legal process is enforced against the business or any substantial asset of the other Shareholder and is not discharged within 14 days.

ARTICLE VIII.
Non-Competition

SECTION 8.01. Non-Compete.  No Shareholder (the “Proposing Shareholder”) shall, directly or indirectly, whether through an Affiliate or as an owner, shareholder, partner, director, officer or employee of any other Person, engage in activities or business in Chile competitive to that of the Company (a “Competitive Activity”) from the date hereof until the date on which such Shareholder ceases to own Shares of the Company in compliance with this Agreement, except for (i) Competitive Activity authorized in writing by the other Shareholder and (ii) sole risk activity, as set forth in Section 8.02.

SECTION 8.02. Sole Risk Competitive Activities.  (a) In case any Shareholder intends to undertake an acquisition of a business or company in Chile or otherwise has the intention to expand the Oil and Gas Business of the Company and its subsidiaries to new projects, including by way of entering into bidding processes, the Shareholder must submit a proposal in relation to that project, bid or acquisition for the approval of the Board, such proposal to include all information reasonably required by the Director nominated by the non-proposing Shareholder to evaluate the proposed project, bid or acquisition, and providing the Director nominated by the non-proposing Shareholder with a reasonable period of time to evaluate such information.

(b)                                 In the event a Director nominated by the other, non-proposing Shareholder votes against such proposal or abstains, or fails to attend two Board meetings in which such proposal is considered, then the proposing Shareholder shall be allowed to undertake such project or acquisition at its sole risk, directly or through an Affiliate thereof, being therefore released of the obligation set forth in Section 8.01 above with respect to such acquisition.

SECTION 8.03. Restriction on Employees.  The Shareholders agree that no employee of the Company, including a Secondee, may also hold a position outside of the Company, other than a position with a Shareholder or an Affiliate of a Shareholder.

ARTICLE IX.
Miscellaneous

SECTION 9.01. Costs.  The expenses incurred in connection with the establishment of the Company including reasonable Reorganization Process, legal and accounting fees shall be agreed and accounted as pre-incorporation expenditures for the account of the Company, and shall be reimbursed by the Company to GeoPark.  Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, including any fees, expenses or other payments incurred or owed by a Party to any brokers, financial advisors or comparable other persons retained or employed by such Party in connection with the transactions contemplated by this Agreement.

SECTION 9.02. Reporting Requirements.  So long as this Agreement is in force, the Company will provide Shareholders with:

(a)                                 annual audited consolidated financial statements of the Company and its subsidiaries prepared in accordance with IFRS, including a report thereon by the Company’s certified independent auditors and a management’s discussion and analysis of financial condition and results of operations; and

(b)                                 interim consolidated financial statements of the Company and its subsidiaries prepared in accordance with IFRS, which may be unaudited, for the six-month period ending June 30 of each year, including a management’s discussion and analysis of financial condition and results of operations.

in both cases no later than the date on which such statements would have to be filed with the securities exchange on which equity securities of any Company Affiliate of GeoPark are listed; provided that such statements may consist of, and be in the same format as, the information that would be required to be provided to the holders of the Notes originally issued by GeoPark Chile Limited Agencia en Chile on December 2010.

The LGI Shareholder, shall have the right to request at its own cost, an audit over revenues or costs of the Company to be carried-out by an internationally recognized and reputed auditors, no more than once a year.  If so requested, the timing of this audit will be decided by the Board so as to not reasonably interfere with the operations of the Company.

SECTION 9.03. Compliance with Laws.  (a)  The Parties shall in all material respects comply with all applicable Laws, regulatory rules, including, without limitation, anti-bribery laws, anti-money laundering laws, regulations, licenses, permits and approvals which are material to its business activities.

(b)                                 In connection with any of the transactions contemplated in this Agreement, no Party nor any of its affiliates, directors, officers, consultants, employees, agents or other representatives (nor any person acting on behalf of any of the foregoing) shall directly, or indirectly through a third-party intermediary (1) offer, authorize or make any payment in cash or in kind of anything of value, or provide any benefit whatsoever, to any official, representative or employee of a government, governmental body or instrumentality, or public international organization, or to any political party or candidate for public office, for purposes of influencing official actions or decisions or securing any improper advantage in order to obtain or retain business, or other corrupt purpose,  (2) enter into any transactions that either promote or involve the proceeds of unlawful criminal activity, or (3) deal with any Person who is currently the subject of any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department or (4) knowingly utilize funds provided by any such Person or funds derived from any activities that contravene any applicable Law, including anti-money laundering, anti-terrorism or anti-bribery laws.

SECTION 9.04. Binding Effect; Assignment.  Except as otherwise provided herein, all of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by, the respective successors, assigns, heirs, legatees, and personal representatives of the parties hereto.  No Shareholder may assign any of his or her rights hereunder to any Person, other than an Affiliate.  If any transferee of any Shareholder shall acquire any Shares, in any manner, whether by operation of law or otherwise, such Shares shall be held subject to all of the terms of this Agreement, and by taking and holding such Shares such Person shall be entitled to receive the benefits of and be conclusively deemed to have agreed to be bound by and to comply with all of the terms and provisions of this Agreement.

SECTION 9.05. Financial Information.  The Company shall maintain books and records in compliance with applicable Law and prepare its accounts in accordance with IFRS.

SECTION 9.06. Amendment and Modification; Waiver of Compliance; Conflicts.  (a)  This Agreement may be amended or modified only by a written instrument duly executed by each Shareholder.  In the event of the amendment or modification of this Agreement in accordance with its terms, the Shareholders shall cause the Board of the Company to call an extraordinary meeting of the shareholders of the Company to meet within thirty (30) calendar days following such amendment or modification or as soon thereafter as is practicable and shall adopt any amendments to the Bylaws that may be required as a result of such amendment or modification to this Agreement, and the Shareholders agree to vote in favor of such amendments.

(b)                                 Except as otherwise provided in this Agreement, failure of any Shareholder to comply with any obligation, covenant, agreement or condition herein may be waived by the Shareholder or Shareholders entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

(c)                                  As long as this Agreement is in effect, if there is any conflict, dispute or inconsistency between the provisions of this Agreement and the Bylaws, the provisions of this Agreement shall govern and prevail.

SECTION 9.07. Notices.  All notices, requests and other communications hereunder shall be in writing (including wire, telefax or similar writing) and shall be sent, delivered or mailed, addressed, or telefaxed

If to the LGI Shareholder, to:

c/o LG International Corp.

LG Twin Towers, 20, Yoido-dong, Youngdungpo-gu,

Seoul, Korea 150-721

Attention:  Eung-Kyu Lee

Fax:  +82 2 3773 5839

with a copy to:

c/o Blake Dawson
2 The Esplanade Perth WA 6000 Australia
DX 169 Perth

Attention:  Rupert Lewi

Fax:  +61 8 9366 811

and

Larrain y Asociados
Av. El Bosque Sur Nº130 12th Floor
Las Condes. Santiago, Chile

Attention: Ricardo Pena

Fax: + 56 3 203 1246

If to the GeoPark Shareholder or the Company, to

c/o GeoPark Argentina Limited

Florida 981 — 5th Floor

Buenos Aires (C1005AAS), Argentina

Attention: James F. Park/Martín Pérez de Solay

Fax: +5411 4312 0149

with a copy to:

Baker & McKenzie LLP

815 Connecticut Avenue
NW, Washington, DC 20006
Attention:              Marian M. Hagler
Fax:  +1 202 416 6966

and

Barros & Errázuriz Abogados

Isidora Goyenechea 2.939, Las Condes
Santiago, Chile, 7550101
Attention:              Bernardo Simian
Fax: +56 2 362 0386

Each such notice, request or other communication shall be given (i)  by hand delivery, (ii) by internationally recognized courier service or (iii) by telefax, receipt confirmed (with a confirmation copy to be sent by first class mail; provided that the failure to send such confirmation copy shall not prevent such telefax notice from being effective).  Each such notice, request or communication shall be effective (i) if delivered by hand or by internationally recognized courier service, when delivered at the address specified in this Section (or in accordance with the latest unrevoked written direction from the receiving Party) and (iii) if given by telefax, when such telefax is transmitted to the telefax number specified in this Section (or in accordance with the latest unrevoked written direction from the receiving Party), and the appropriate confirmation is received; provided that notices received on a day that is not a Business Day or after the close of business on a Business Day will be deemed to be effective on the next Business Day.

SECTION 9.08.   Interpretation.  Unless otherwise stated, references to the Preamble, Recitals, Articles, Sections and Exhibits are to the Preamble, Recitals, Articles, Sections and Exhibits of or to this Agreement, and all such Exhibits are hereby incorporated herein by reference.  Words importing the singular include the plural and vice versa, as the context may require.  Words importing a gender include every gender, as the context may require.  References to days, months, and years are to calendar days, calendar months and calendar years, respectively.  The headings to the Articles and Sections are for convenience only and have no legal effect.

SECTION 9.09. Further Assurances.  The Company and each Shareholder agree that at any time and from time to time after the date hereof they will execute and deliver to any other party hereto such further instruments or documents and take such other action as may reasonably be required to give effect to the transactions contemplated hereunder, including conforming the Bylaws of the Company to be consistent with the provisions of this Agreement, to the extent permitted by law.

SECTION 9.10. Governing Law.  This Agreement and all matters arising out of or relating in any way whatsoever (whether in contract, tort or otherwise) to this Agreement shall be governed by, the laws of the State of New York without regard to the conflict of laws rules that would result in the application of different laws; provided that to the extent required by the Laws of Chile, internal matters and corporate formalities of the Company shall be governed by the Laws of Chile.

SECTION 9.11. Specific Performance.  The Parties agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with its specific terms and that any remedy at law for any breach of the provisions of this Agreement would be inadequate.  Accordingly, it is agreed that the Parties shall be entitled to an injunction or injunctions to enforce specifically the terms and provisions hereof.

SECTION 9.12. Arbitration; Consent to Jurisdiction.  The Parties hereby agree that any controversy or claim arising out of this Agreement between Investor, on the one hand, and one or more of the Company and the Warrantors, on the other, or any controversy or claim arising out of the Bylaws, shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules.  The seat of the arbitration shall be in City of New York, New York, U.S.A. and the language of arbitration shall be English.  Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.  Each of the Parties hereto knowingly, voluntarily and irrevocably submits to the jurisdiction of each such court in any such action or proceeding and waives any objection it may now or hereafter have to venue or to convenience of forum. Each Party further agrees that service of any process, summons, notice or document by registered or certified mail or internationally recognized courier service to its address set forth in Section 9.01, or by any means reasonably calculated to effect notice, will be effective service of process for any action or proceeding brought against the other Party in any such court.

SECTION 9.13. Entire Agreement/Captions.  The Subscription Agreement, the share subscription instruments contemplated therein and executed at Closing, and this Agreement (and the attachments hereto) set forth the entire understanding of the GeoPark Shareholder and the LGI Shareholder with respect to the subject matter hereof and supersedes all prior agreements, arrangements and communications, whether oral or written between or among them with respect to the subject matter hereof; provided, however that, for the avoidance of doubt, the Framework Agreement shall not apply to this Agreement. Captions appearing in this Agreement are for convenience of reference only and shall not be deemed to explain, limit or amplify the provisions hereof.

SECTION 9.14. Severability.  If any provisions contained in this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not invalidate the entire Agreement.  Such provision shall be deemed to be modified to the extent necessary to render it valid and enforceable and if no such modification shall render it valid and enforceable then the Agreement shall be construed as if not containing such provision.

SECTION 9.15. No Third Party Beneficiaries.  Nothing herein expressed or implied is intended to confer upon any Person, other than the parties hereto or their respective permitted assigns, successors, heirs and legal representatives, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

SECTION 9.16. Recapitalizations, Exchanges, Etc., Affecting the Shares.  The provisions of this Agreement shall apply, to the fullest extent set forth herein with respect to  Shares and to any and all equity or debt securities of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets, or otherwise) which may be issued in respect of, in exchange for, or in substitution of, such equity or debt securities and shall be appropriately adjusted for any stock dividends, splits, reverse splits, combinations, reclassifications, recapitalizations, reorganizations and the like occurring after the date hereof.

SECTION 9.17. No Partnership.  Nothing contained or implied in this Agreement shall constitute or be deemed to constitute a partnership or agency between or among any of the Parties and, save as expressly agreed herein, none of the Parties shall have any authority to bind or commit any other Party.

SECTION 9.18. Counterparts.  This Agreement may be executed in one or more counterparts (including by facsimile transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

SECTION 9.19. Language.  Each of the Shareholders acknowledges and agrees that this Agreement has been negotiated, concluded, and executed in the English language.  In the event that a translation of this Agreement into a different language is prepared in whole or in part at any time for any purpose, the Company and the Shareholders agree that the English language version shall control and be determinative as to the purpose and intent of any provision of this Agreement.  Any and all notices and communications required hereunder shall be in English.

SECTION 9.20. Schedules and Exhibits.  Except as otherwise provided in this Agreement, all Exhibits and Schedules referred to herein are intended to be and hereby are made a part of this Agreement. Any disclosure in any Party’s Schedule under this Agreement corresponding to and qualifying a specific numbered paragraph or section hereof shall be deemed to correspond to and qualify any other numbered paragraph or section relating to such Party.  Certain information set forth in the Schedules is included solely for informational purposes, is not an admission of liability with respect to the matters covered by the information, and may not be required to be disclosed pursuant to this Agreement.  The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Schedules is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedules in any dispute or controversy between the parties as to whether any obligation, item, or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

GEOPARK CHILE S.A.

by:

/s/ James F. Park
Name:	James F. Park
Title:	Chairman

GEOPARK CHILE LIMITED AGENCIA EN CHILE

by:

/s/ James F. Park
Name:	James F. Park
Title:	Legal Representative

LG INTERNATIONAL CORP

by:

/s/ Young Bong Ha
Name:	Young Bong Ha
Title:	President & CEO

Schedule 1.01

Defined Terms

“Acceptance Period” has the meaning ascribed in Section 6.04(b).

“Additional Notes” means any additional notes according to said provision contained in the Indenture.

“Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Agreement” means this Agreement as in effect on the date hereof and as hereafter from time to time amended, modified or supplemented in accordance with the terms hereof.

“Alternate Director” has the meaning ascribed in Section 4.01.

“Blocks” means each of the Fell Block, Otway Block and Tranquilo Block.

“Board” has the meaning ascribed in Section 4.0 l.

“Bona Fide Offer” means an offer made in good faith, for valuable consideration, without fraud or deceit.

“Business Day” means any day other than a Saturday or Sunday or any day banks in Chile, Seoul, New York or Bermuda are authorized or required to be closed.

“Bylaws” means the bylaws of the Company adopted by the Shareholders of the Company on or before the date hereof, and as hereafter amended in accordance with the terms thereof and pursuant to applicable law.

“Chief Executive Officer” means the highest ranking administrator, who manages the Company on a daily basis and reports to the Board.

“Chief Financial Officer” means the executive in charge of making the Company’s accounting and fiscal decisions.

“Chile” means the Republic of Chile.

“Chile Business” means the ongoing Oil and Gas Business of GeoPark and its Affiliates in Chile and all material assets and liabilities related thereto as of January 1, 2011, including all existing PI, P2 and P3 reserves, development potential, exploration and rights resulting therefrom, the operatorship and direct working interests in the Fell Block (100%), Otway Block (25%) and Tranquilo Block (at least 25%), as well as any right to acquire blocks in Tierra del Fuego and increases in working interests in the Tranquilo Block, for which GeoPark or its Affiliates have bid prior to the Closing, and all costs and obligations relating to the Chile Business assets, including all indebtedness and obligations, all costs of establishing the Target Companies (including without limitation legal and accounting fees) and proportionate costs of the Reorganization Process, and all acquisition costs relating to the successful acquisition of

Tierra del Fuego blocks and/or additional interests in the Tranquilo Blocks if the acquisition thereof is approved in accordance with Section 8.02.

“Claim” means any demand, claim, action, legal proceeding (whether at law or in equity), investigation or arbitration.

“Closing” has the meaning ascribed in the Subscription Agreement.

“Closing Date” has the meaning ascribed in the Subscription Agreement.

“Company” has the meaning ascribed in the preamble, and shall include and shall include its legal successors and permitted assigns.

“Company Debt Instrument” has the meaning ascribed in Section 4.05(e)(v).

“Competitive Activity” has the meaning ascribed in Section 8.01.

“Consent” means consent, approval, license, permit, order or authorization. “control” (and any form thereof, such as ‘controlled’ and ‘controlling’) means the possession by one Person, directly or indirectly (through one or more intermediaries) of the power to direct or cause the direction of the management or policies of another Person, whether through the ownership of voting interests, by contract, or otherwise; with respect to a corporation, partnership, or other body corporate, such power may be evidenced by the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the shares of such corporation, partnership, or other body corporate.

“Director” has the meaning ascribed in Section 4.01.

“Dollars” means the lawful currency of the United States of America.

“Drag-Along Right” has the meaning ascribed in Section 6.07(a).

“Fell Loan Agreement” has the meaning ascribed in Section 4.05(e)(iv).

“Filing” means registration, declaration or filing.

“Framework Agreement” means the Framework Agreement for Latin American Strategic Group Partnership entered between GeoPark and the Investor, dated March 5, 20 I 0.

“GeoPark” has the meaning ascribed in the recitals, and shall include its legal successors and permitted assigns.

“GeoPark Shareholder” has the meaning ascribed in the preamble and shall include GeoPark’s legal successors and permitted assigns.

“Governmental Entity” means any U.S. or foreign federal, state, provincial or local governmental authority, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

“IFRS” means the International Financial Reporting Standards issued by the International Accounting Standards Board.

“Indenture” means the indenture agreed as of December 2, 20 I 0, among GeoPark Chile Limited Agencia en Chile and Deutsche Bank Trust Company Americas (as amended, modified and/or supplemented from time to time), pursuant to which GeoPark Chile Limited Agencia en Chile issued the Notes Due 2015.

“Knowledge” has the meaning ascribed in the Subscription Agreement.

“Law” means, with respect to any Person, any domestic or foreign, federal, state, provincial or local statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Entity directly applicable to such Person or any of its respective properties or assets, as amended from time to time.

“LGI Service Provider” has the meaning ascribed in Section 4.06.

“LGI Shareholder” has the meaning ascribed in the preamble, and shall include its legal successors and permitted assigns.

“LGI” has the meaning ascribed in the recitals and shall include its legal successors and permitted assigns.

“Notes Due 2015” means the US$ 133,000,000 in aggregate principal amount of its 7.75% senior notes due 2015.

“Offer” has the meaning ascribed in Section 6.04(a).

“Offered Shares” has the meaning ascribed in Section 6.04(a).

“Offeree” has the meaning ascribed in Section 6.04(a).

“Offeror” has the meaning ascribed in Section 6.04(a).

“Oil and Gas Business” means (a) the business of acquiring, exploring, exploiting, developing, producing, operating and disposing of interests in oil, natural gas, liquefied natural gas and other hydrocarbon properties or products produced in association with any of the foregoing; and (b) any business relating to oil and gas field sales and service.

“Parties” has the meaning ascribed in the preamble.

“Person” means a corporation, company, association, partnership, joint venture, organization, business, individual (and the heirs, executors, administrators, or other legal representatives of an individual), trustee, trust, or any other entity or organization, including a government or any subdivision or agency”.

“Preferred Rights” means the preferential rights attached to the Class A Shares pursuant to the by-laws of the Company, which consist in the right of all of the Class A Shares to receive all amounts distributed by the Company as capital distributions pursuant to a resolution of capital reduction passed by the shareholders meeting of the Company, up to US$ 41,440,000, excluding therefore other Shares from such distributions.

“Proposed Transferee” has the meaning ascribed in Section 6.03.

“Proposing Shareholder” has the meaning ascribed in Section 8.0 1.

“Purchase Notice” has the meaning ascribed in Section 6.04(b).

“Related Persons” shall mean any individual with a family or blood relationship with one Shareholder or its controller.

“Relevant Companies” means those companies holding the Chile Business, namely, the Company, GeoPark Fell SpA, a company organized under the laws of Chile and GeoPark  Magallanes Limitada, a limited liability company organized under the laws of Chile.

“Reorganization” shall mean the restructuring of a corporation, as by a merger or recapitalization for bona fide commercial purposes.

“Reorganization Process” means the organizational restructuring process which involves the transfer of the Chile Business into the Relevant Companies.

“Secondee” has the meaning ascribed in Section 4.06.

“Service Level Agreements” means agreements between the Relevant Companies and GeoPark Argentina Limited or another GeoPark Affiliate for the provision of technical, financial and commercial advice and equipment in the operation, exploration, development and production of hydrocarbons in the Blocks.

“Shareholder in Breach” has the meaning ascribed in Section 7.01(b)(v).

“Shareholders” means any one of (i) the GeoPark Shareholder, (ii) the LGI Shareholder, and (iii) [any Transferee who joins this Agreement].

“Shares” means the shares of the Company.

“Subscription Agreement” has the meaning ascribed in the recitals.

“Tag-Along Right” has the meaning ascribed in Section 6.05.

“Terminating Shareholder” has the meaning ascribed in Section 7.01(b)(v).

“Third Party Buyer” means a Person who is not a party to this agreement and is interested in acquiring Shares.

“Transfer” has the meaning ascribed in Section 6.02(a).

“Transferring Shareholder” has the meaning ascribed in Section 6.02(a).

“US$” or “Dollars” means the lawful currency of the United States of America.